Exhibit 99.1

United Rentals, Inc 100 First Stamford Place Suite 700 Stamford, CT 06902 Telephone: 203-622-3131 Fax: 203-622-6080

United Rentals Names Alexander Taussig to Board of Directors

STAMFORD, Conn. — February 4, 2026 — United Rentals, Inc. (NYSE: URI) today announced that Alexander Taussig has been appointed to the company’s board of directors, effective immediately. His appointment expands the composition of the board to 11 members, nine of which are independent directors.

Michael Kneeland, chairman of United Rentals, said “We are pleased to welcome Alex to the board. His deep expertise in scaling technology-enabled platforms, including artificial intelligence, and his work with companies on growth strategies and go-to-market execution will help support the innovation and digital transformation that enhances our customer experience and drives sustainable growth and value.”

Mr. Taussig is a Board Partner at Lightspeed Venture Partners, a multi-stage venture capital firm headquartered in Menlo Park, California with over $40 billion in assets under management. He joined Lightspeed in 2016 and has served in multiple roles with investment and management responsibilities, including Partner (2016–2021), Co-Head of the Consumer Practice (2021–2024), and Board Partner (2025–present). Mr. Taussig holds an MBA from Harvard Business School (Baker Scholar, 2009), an MS in Materials Science & Engineering from MIT (2007), and an AB in Physics from Harvard University (2005).

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,663 rental locations in North America, 41 in Europe, 45 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 28,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $22.48 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Elizabeth Grenfell

Vice President, Investor Relations

O: (203) 618-7125

investors@ur.com